                                                                   EXHIBIT 10.14

                              CONSULTING AGREEMENT


            This CONSULTING AGREEMENT (the "AGREEMENT") is dated as of the 16th day of July, 2002 by and between William T. Carlson, Jr. ("CONSULTANT") and MQ Associates, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

            WHEREAS, Consultant is a licensed attorney, specializing in the field of health care law;

            WHEREAS, the Company is engaged in the business of providing fixed-site outpatient single and multi-modality diagnostic imaging services;

            WHEREAS, the Company and Consultant previously entered into a Retainer Agreement, dated as of July 1, 2001 (the "ORIGINAL AGREEMENT");

            WHEREAS, the Company desires to continue to avail itself of the legal expertise of Consultant; and

            WHEREAS, the Company and Consultant desire to terminate the Original Agreement in its entirety and enter into this Agreement.

            NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

      Section 1. ENGAGEMENT. The Company hereby engages Consultant and Consultant accepts such engagement upon the terms and conditions hereinafter set forth.

      Section 2. TERM OF ENGAGEMENT. Subject to earlier termination pursuant to the provisions of SECTION 5, the initial term of Consultant's engagement pursuant to this Agreement shall be four (4) years (such period, the "INITIAL ENGAGEMENT PERIOD") commencing on and as of the date hereof. Unless otherwise terminated in accordance with SECTION 5 hereof, after the expiration of the Initial Engagement Period this Agreement shall automatically renew on the anniversary date of each subsequent year thereafter for a one (1) year term (each such subsequent one (1) year term, if any, a "SUBSEQUENT ENGAGEMENT PERIOD"). The Initial Engagement Period and any Subsequent Engagement Period shall be collectively referred to herein as the "ENGAGEMENT PERIOD."

      Section 3. Duties; Extent of Service.

            (a) During the Engagement Period, Consultant (i) shall serve as general legal counsel to the Company reporting to the Chief Executive Officer, the President and the Board of Directors of the Company (the "BOARD OF DIRECTORS"), (ii) shall have supervisory responsibility in such capacity over such matters as may be specified from time to time by the Chief Executive

Officer, the President, and the Board of Directors, consistent with Consultant's position and general area of experience and skills, PROVIDED that, in all cases Consultant shall be subject to the oversight and supervision of the Board of Directors in the performance of his duties, and (iii) shall render all services reasonably incident to the foregoing.

            (b) Consultant will be present and available to perform the services hereunder at the Company's office in Alpharetta, Georgia ("COMPANY'S OFFICE") an average of four (4) full working days per week. In addition, Consultant shall devote such time as is necessary to perform the services hereunder by telephone or other suitable communication when he is not present at the Company's Office during the four (4) working days per week. Consultant shall (i) use his best efforts to deal effectively with all subjects submitted to him hereunder and
(ii) endeavor to further, by performance of the services hereunder, the policies and objectives of the Company.

            (c) Consultant shall perform all services as contemplated hereunder as an independent contractor to the Company. Consultant is not an employee, agent or other representative of the Company and has no authority to act for or to bind the Company and its subsidiaries or their respective affiliates without the Company's prior written consent.

            (d) Consultant shall not during the Engagement Period be engaged in any other business activity which, in the reasonable judgement of the Board of Directors, involves non-cardiac diagnostic imaging services (whether single or multi-modality, fixed site or mobile, outpatient or otherwise) within the United States, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The foregoing, however, shall not be construed as preventing Consultant from engaging in religious, charitable or other community or non-profit or passive investment (including the investment in real estate or businesses other than non-cardiac diagnostic imaging) activities that do not substantially impair Consultant's ability to fulfill Consultant's duties and responsibilities under this Agreement during four work days per week.

      Section 4. FEE.

            (a) During the Engagement Period, the Company shall pay Consultant the sum of thirty thousand dollars ($30,000.00) per month (the "FEE"), payable on the last day of each calendar month for services rendered during the preceding month.

            (b) In addition to the Fee, the Company agrees to reimburse all reasonable expenses properly incurred by Consultant in the course of this representation. Such expenses may include, but shall not be limited to, items such as filing fees, travel, lodging, meals, telephone calls, photocopying, facsimiles and courier services.

            (c) Upon the adoption by the Company of a stock option and incentive plan (the "OPTION PLAN"), Consultant shall be eligible to participate in such Option Plan as determined from time to time by the Board of Directors in its sole discretion.

            (d) Consultant shall be eligible for receipt of bonus compensation as determined from time to time by the Board of Directors in its sole discretion.

      Section 5. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of SECTION 2, Consultant's engagement under this Agreement shall terminate on the last day of the Engagement Period as determined pursuant to
SECTION 2, unless earlier terminated under the following circumstances set forth in this SECTION 5 (such date of termination, as applicable, the "TERMINATION DATE").

            (a) TERMINATION BY THE COMPANY FOR CAUSE. The Engagement Period may be terminated by the Company for Cause without further liability on the part of the Company effective immediately upon a vote of the Board of Directors and written notice to Consultant. "CAUSE" shall mean a finding by the Board of Directors that Consultant has (a) acted with gross negligence or willful misconduct in connection with the performance of his duties hereunder, (b) committed an act of common law fraud against the Company, its subsidiaries or their respective affiliates and executive officers; (c) been convicted of a felony; (d) embezzled assets of the Company or any of its subsidiaries; or (e) engaged in an activity constituting moral turpitude, which in the discretion of the Board of Directors has had a material adverse impact on the performance of Consultant's duties hereunder.

            (b) TERMINATION BY CONSULTANT. The Engagement Period may be terminated by Consultant by written notice to the Board of Directors at least ninety (90) days prior to such termination, such termination to be effective on the date specified in such notice.

            (c) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Engagement Period may be terminated by the Company upon a vote of the Board of Directors without Cause upon written notice to Consultant, such termination to be effective twelve
(12) months after the giving of such notice (such twelve-month period, the "TERMINATION PERIOD"); PROVIDED, HOWEVER, that Consultant's engagement during the Termination Period shall remain subject to earlier termination pursuant to the provisions of SECTIONS 5(a), (b), (e), and (f).

            (d) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement, all of the Company's obligations under this Agreement shall terminate on Termination Date. Notwithstanding the foregoing, in the event of termination of Consultant's engagement with the Company pursuant to
SECTION 5(c) above, the Company shall, until the expiration of the Termination Period, continue to pay Consultant the Fee (the "TERMINATION BENEFITS"). Immediately upon the expiration of the Termination Period, all of the Company's obligations under this Agreement shall terminate. Any payments made pursuant to this SECTION 4(d) shall be made in accordance with SECTION 4(a), and Consultant shall not be entitled to receive any lump-sum payment.

            (e) DISABILITY. If Consultant shall be disabled so as to be unable to perform the essential functions of Consultant's then existing position or positions under this Agreement for a continuous four (4) month period with or without reasonable accommodation, the Board of Directors may remove Consultant from any responsibilities and/or reassign Consultant to another position with the Company for the remainder of the applicable Engagement Period or during the period of such disability. Notwithstanding any such removal or reassignment, Consultant shall continue to receive Consultant's Fee (less any disability pay or sick pay benefits to which Consultant may be entitled under the Company's policies) and benefits under SECTION 4 of this Agreement (except to the extent that Consultant may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to six (6) months following the Termination Date. If any question shall arise as to whether during any period Consultant is disabled so as to be unable to perform the essential functions of Consultant's then existing position or positions with or without reasonable accommodation, Consultant may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Consultant or Consultant's guardian has no reasonable objection as to whether Consultant is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Consultant shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Consultant shall fail to submit such certification, the Company's determination of such issue shall be binding on Consultant. Nothing in this SECTION 5(e) shall be construed to waive Consultant's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

            (f) DEATH. Consultant's engagement and all obligations of the Company hereunder shall terminate upon the death of Consultant, other than the obligation to pay the earned but unpaid Fee.

            (g) Continuing Obligations; Payment of Termination Benefits.

                  (i) Notwithstanding termination of this Agreement as provided in this SECTION 5 or any other termination of Consultant's engagement with the Company, Consultant's obligations under SECTION 6 hereof shall survive any termination of Consultant's engagement with the Company at any time and for any reason.

                  (ii) For the avoidance of doubt, termination of the Engagement Period in accordance with SECTIONS 5(a), (b), and (f) shall be without further liability on the part of the Company to provide any Termination Benefits hereunder and any Termination Benefits payable pursuant to
      SECTION 5(d) or other amounts payable pursuant to SECTION 5(e) shall be payable on the last day of each calendar month.

      Section 6. Confidentiality; Proprietary Rights.

            (a) In the course of performing services hereunder on behalf of the Company (for purposes of this SECTION 6 including all predecessors and successors of the Company) and its affiliates, Consultant has had and from time to time will have access to Confidential Information (as defined below). Consultant agrees (a) to hold the Confidential Information in strict confidence,
(b) not to disclose the Confidential Information to any person (other than in the ordinary course of the regular business of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Consultant by the Company or are produced by Consultant in connection with Consultant's engagement will be and remain the sole property of the Company. On or prior to the Termination Date or as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Consultant's possession or control, shall be immediately returned to the Company.

            (b) Consultant hereby confirms that Consultant is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Consultant's use or disclosure of information or Consultant's engagement in any business. Consultant represents to the Company that Consultant's execution of this Agreement, Consultant's engagement with the Company and the performance of Consultant's proposed duties for the Company will not violate any obligations Consultant may have to any such previous employer or other party. In Consultant's work for the Company, Consultant will not disclose nor make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Consultant will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous engagement or other party without the permission of the appropriate party.

            (c) During and after the Engagement Period, Consultant shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates that relate to events or occurrences that transpired while Consultant was engaged by the Company. Consultant's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its affiliates at mutually convenient times. During and after the Engagement Period, Consultant also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Consultant was engaged by the Company. The Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred in connection with Consultant's performance of obligations pursuant to this SECTION 6(c). In connection with the foregoing, at any time during the Engagement Period and during the Termination Period, Consultant shall provide such cooperation at the reasonable request of the Company, and Consultant shall not be entitled to any additional compensation or Fee other than as specifically set forth herein. In the event that, at any time following the Termination Period, the Company requires the aforementioned cooperation of Consultant, the Company and Consultant shall determine a mutually agreeable hourly rate (the "Hourly Rate") and the Company shall pay Consultant the Hourly Rate as consideration for such cooperation reasonably requested by the Company and provided by Consultant.

            (d) Consultant recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in SECTION 6(a) and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Consultant, except as otherwise agreed between the Company and Consultant in writing. Consultant expressly agrees that any products, inventions, discoveries or improvements made by Consultant or Consultant's agents or affiliates in the course of Consultant's engagement which is based on or arises out of the information described in SECTION 6(a), shall be the property of and inure to the exclusive benefit of the Company. Consultant further agrees that any and all products, inventions, discoveries or improvements developed by Consultant (whether or not able to be protected by copyright, patent or trademark) during the course of his engagement, and involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Consultant shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

            (e) During the Engagement Period, Consultant will offer or otherwise make known or available to it, as directed by the Board of Directors and without additional compensation or consideration, any business opportunities that Consultant may discover, find, develop or otherwise have available to Consultant in the Company's general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

            (f) Consultant acknowledges that the provisions of this SECTION 6 are an integral part of Consultant's engagement by the Company.

            (g) For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean: information belonging to the Company or any of its subsidiaries which is of value to the Company or any of its subsidiaries or with respect to which Company or any of its subsidiaries has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company or any of its subsidiaries. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or any of its subsidiaries. Confidential Information includes information developed by Consultant in the course of Consultant's engagement by the Company, as well as other information to which Consultant may have access in connection with Consultant's engagement. Confidential Information also includes the confidential information of others with which the Company or any of its subsidiaries has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Consultant's duties under SECTION 6(a).

      Section 7. PARTIES IN INTEREST; CERTAIN REMEDIES. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and its direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by Consultant or any of Consultant's affiliates will result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company or its subsidiaries and affiliates shall be entitled to enforce the specific performance of this Agreement by Consultant through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

      Section 8. Dispute Resolution.

            Each of the Company and Consultant (a) hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the District of New York, for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court and (d) hereby unconditionally and irrevocably waives all rights to trial by jury in any suit, action, proceeding or counterclaim arising out of or relating to this Agreement. Each of the Company and Consultant hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Company and Consultant agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against the Company or Consultant in any such action, suit, or proceeding may be enforced in other jurisdictions by suit, action, or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; PROVIDED, HOWEVER, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

      Section 9. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or by nationally-recognized overnight courier (providing proof of delivery) or mailed by certified or registered mail (return receipt requested) as follows:

                  To the Company:

                        MQ Associates, Inc.
                        4300 North Point Parkway
                        Alpharetta, GA 30022
                        Fax: (770) 246-0202
                        Attention: The Members of the Board of Directors

                  with a copy to:

                        O'Sullivan LLP
                        30 Rockefeller Center
                        New York, New York 10112
                        Fax: (212) 408-2420

                        Attention: Christopher P. Giordano, Esq.

                  To Consultant:

                        c/o MQ Associates, Inc.
                        4300 North Point Parkway
                        Alpharetta, GA 30022
                        Fax: (770) 246-0202
                        Attention: William T. Carlson, Jr.

or to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

      Section 10. HIPAA COMPLIANCE. To the extent required by and upon the compliance date of the Privacy Regulations promulgated by the United States Department of Health and Human Services and contained in 45 C.F.R. Parts 160 and 164 pursuant to the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. Sections 1320d-1329d-8 (the "REGULATIONS"), the parties shall enter into a mutually acceptable Business Associate (as that term is defined in the Regulations) Agreement whereby Consultant shall agree to only use and/or disclose protected health information in accordance with Business Associate provisions of the Regulations.

      Section 11. ACCESS TO BOOKS AND RECORDS. Upon written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives to either party, the other party will make available those contracts, books, documents, and records necessary to verify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available up to four (4) years after the rendering of such services. If either party carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a twelve (12) month period with a related individual or organization, that party agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 (Sec. 1861(v)(1) of the Social Security Act) and the regulations promulgated thereunder. No attorney-client or other legal privilege will be deemed to have been waived by the Company or by Consultant by virtue of this provision.

      Section 12. SCOPE OF AGREEMENT. Consultant has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants and other provisions contained herein, with specific regard to the business to be conducted by Company and its subsidiaries and affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

      Section 13. SEVERABILITY. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Consultant may have against the Company or any of its subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

      Section 14. MISCELLANEOUS. This Agreement shall be governed by and construed under the laws of the State of New York, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Consultant. This Agreement supersedes and terminates all prior understandings and agreements in their entirety between the parties (or their predecessors) relating to the subject matter hereof, including the Original Agreement. For purposes of this Agreement, the term "PERSON" means an individual, corporation, partnership, association, trust or any unincorporated organization; a "SUBSIDIARY" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "AFFILIATE" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

                                      * * *

            IN WITNESS WHEREOF, the parties have executed this Consulting Agreement under seal as of the date first set forth above.



                                    MQ ASSOCIATES, INC.


                                    By:  /s/ GENE VENESKY
                                         ----------------
                                         Name:  Gene Venesky
                                         Title: Chief Executive Officer

                                    CONSULTANT:


                                    WILLIAM T. CARLSON, JR.
                                    -----------------------
                                    William T. Carlson, Jr.